Exhibit 10.1

May 5, 2024

Mr. Jeremy Wensinger

Dear Jeremy;

The purpose of this letter is to set forth the terms and conditions of your offer of employment for the position of President and Chief Executive Officer of V2X, Inc. (the “Company” or “V2X”); effective June 17, 2024 or such earlier date as mutually agreed to by you and the Company (the “Effective Date”).

1.
POSITION AND DUTIES.  You will serve in the positions of President and Chief Executive Officer of the Company.  For your term as President and Chief Executive Officer, the Company will cause you to be appointed as a member of the Board of Directors of V2X (the “Board”) and, following your initial term, will cause you to be nominated for re-election as a member of the Board.  As President and Chief Executive Officer, you will report solely and exclusively to the Board and  you agree to perform diligently and to the best of your abilities the duties and services appertaining to such offices as set forth in the Bylaws of the Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices that the parties may agree upon from time to time.  Upon the Effective Date, your principal place of work will be McLean, Virginia.  During your term of employment with the Company, you will devote your full business time and efforts to the business and affairs of the Company and its subsidiaries, provided that you will be entitled to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of your duties and responsibilities to the Company. You will not become a director of any for profit entity without first receiving the approval of the Nominating and Governance Committee of the Board.

2.	COMPENSATION AND BENEFITS
a.
 Annual Base Salary. Your beginning annual base salary will be $1,000,000, which will be paid in accordance with the Company’s standard payroll schedule. Your salary will be subject to review by the Compensation and Human Capital Committee of the Board (the “Compensation Committee”) from time to time for consideration of possible changes based on your performance and other relevant circumstances.

b.
Target Annual Incentive. During the term of your employment as President and Chief Executive Officer, you will participate in our annual incentive plan for similarly situated executive officers.  For fiscal year 2024, your annual incentive target opportunity will be 125% of base salary earned.  To the extent earned, your annual incentive will be paid within 2½ months following the fiscal year to which the annual incentive relates, after the Compensation Committee has determined and approved the amount earned.

c.
Replacement Compensation.  In recognition of your forfeited bonus with your prior employer and as an inducement for you to accept this offer, we will provide an additional cash award of $400,000. This additional cash bonus will be paid to you with the regular performance bonuses in 2025 (and in any event no later than March 15, 2025), subject to your continued employment through the payment date.

d.
Annual Long-Term Incentive Awards. During your employment as President and Chief Executive Officer, you will be eligible to participate in the Company’s Long-Term Incentive Award Program, the terms of which are established annually by the Compensation Committee.  Your 2024 long-term incentive awards will be valued using the same methodology used to value 2024 long-term incentive awards granted to other executive participants.  Fifty percent (50%) of your 2024 long-term incentive award will be in the form of an equity incentive opportunity tied to relative total shareholder return (PSUs) and fifty percent (50%) will be in the form of time-vesting restricted stock units (RSUs), in each case, with the same vesting conditions applicable to the 2024 grants for the other executive participants.  Awards are typically granted during March of each year. For 2024, you will be granted long-term incentive awards with a target grant date fair value equal to $4,250,000, with the awards to be granted within 14 days of the Effective Date, subject to the terms of the applicable plan and the Company’s form of award agreements for the 2024 annual long-term incentive awards.

e.
Special PSU Award. As a one-time incentive and as an inducement for you to join the Company, you will receive a special PSU award of 20,000 shares.  This award will be eligible for vesting based on the achievement of Company stock price and relative total shareholder return objectives by December 31, 2025, as approved by the Compensation Committee. The special PSU award will be granted within 14 days of the Effective Date, subject to the terms of the applicable plan and the underlying award agreement.

f.
Benefits.  You and your eligible dependents will be eligible to participate in the benefit programs and plans of the Company and its subsidiaries, subject to the applicable terms and conditions of such programs and plans, as is in effect from time to time.  Nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such programs or plans.

g.	Restrictive Covenants. Executive will be subject to all restrictive covenants to which the other executives are subject.

h.
Paid Time Off (PTO). You will be eligible to participate in our PTO program applicable to similarly situated employees of the Company. You will be eligible for 21 days of PTO annually. PTO is accrued on each bi-weekly pay date.

i.
Attorneys’ Fees.  The Company will reimburse you reasonable attorneys’ fees, up to $25,000, incurred by you in connection with the negotiation and documentation of this letter agreement and any related agreements, in accordance with the Company’s expense reimbursement policy, provided that such reimbursement shall be paid no later than August 1, 2024.

3.	TERMINATION OF EMPLOYMENT.
a.
Executive will participate in the Company’s Senior Executive Severance Plan at a level of 18 months of your then annual base salary and target annual incentive award for termination without cause and the Special Senior Executive Severance Plan for termination associated with certain change of control events at a level of 2.5 times your then annual base salary and target annual incentive award. Your entitlement to severance under these severance plans will be subject to all of the terms and conditions of the plans as in effect at the time of termination of your employment, including your requirement to enter into a release of claims in favor of the Company, and nothing herein will limit the Company’s right to amend or terminate the plans in accordance with their terms.

b.
Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with the Company, its subsidiaries or affiliates or any other entities for which you serve as a representative of the Company, including, but not limited to, the Board.

4.	MISCELLANEOUS
a.	Contingencies.
i.
In order to comply with the Immigration Control Reform Act of 1986, each employee must complete the enclosed I-9 Form verifying employment eligibility.  You should bring with you on the first day of work an original birth certificate or other document as specified in the enclosed information sheet as to proof of U.S. citizenship.  This offer of employment is contingent upon completion of the I-9 Form and providing required documentation.

ii.
The terms and conditions of your employment will be governed by standard Company policy.  This offer is also contingent upon successful completion of a drug screening test and the passage of a background check prior to employment.  Failure to complete these items within the prescribed time will result in withdrawal of the offer.

iii.
You must successfully complete all security clearance requirements in a timely manner. If you do not currently have a clearance or require renewal of your clearance and are required to complete an EQIP, you must submit your EQIP forms within seven (7) business days. Inability to meet security standards and maintain a security clearance may result in the withdrawal of the offer or termination of your employment.

b.
Company Policies.  As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.  Such policies will include, without limitation, stock ownership guidelines, clawback policies, insider trading policies and policies regarding hedging or pledging of Company Common Stock.

c.
Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) registered or certified mail, return receipt requested, postage paid, or (iii) such other method of delivery as provides a written confirmation of delivery.  Notice to the Company shall be directed to: SVP, Chief Human Resources Officer, V2X, Inc., 7901 Jones Branch Drive, Suite 700, McLean, Virginia 22102. Notices to or with respect to you will be directed to you, or in the event of your death, your executors or personal representatives, at your home address as set forth in the records of the Company.

d.
Assignment of this Letter Agreement.  This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company.  This letter agreement shall inure to the benefit of and be binding upon the company and its respective successors and assigns.  The Company may assign this letter agreement, without your consent to any successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable.  If and to the extent that this letter agreement is so assigned, the “Company” as used throughout this letter agreement shall mean the company as hereinbefore defined and any successor to its business and/or assets as aforesaid.  In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.

e.
Merger of Terms.  Except as expressly provided herein, this letter agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered herein.

5.
COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  This agreement is intended to comply with Section 409A of the Internal Revenue Code (“the Code”), or any applicable exemption therein, and will be interpreted in a manner consistent with such intent, and each payment hereunder shall be considered a separate payment.  To the extent any reimbursements or in-kind benefits due under this letter agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.  The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

6.	TAX WITHHOLDING. All amounts under this Agreement shall be paid less any applicable federal, state or other tax withholdings and all required payroll deductions.

7.
CONFLICTS. To the extent the terms of any benefits plan or program or award agreement conflict with the terms of this Agreement, the terms of such benefits plan or program or award agreement shall control.

8.
REPRESENTATIONS.  The Company and you acknowledge and agree that you are party to an employment agreement dated June 1, 2017 (your “Prior Employment Agreement”) that includes certain restrictive covenants which would not prevent you from carrying out your responsibilities for the Company. By accepting this offer, you represent and warrant that other than your Prior Employment Agreement you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement.  You further represent and warrant that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

Please contact me with any questions concerning this letter.  Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to me.  You may retain the additional copy for your personal files.

On behalf of the V2X Board of Directors, we are very pleased to extend you this offer.  We look forward to welcoming you to V2X and to working with you.

Very truly yours,

/s/ Phillip C. Widman, Chair
Phillip C. Widman, Chair
V2X Compensation &
Human Capital Committee

Cc:	Mary Howell, Non-Executive Chairman of the Board, V2X, Inc.
Mel Parker, Chair Nominating and Governance Committee, V2X, Inc.

I accept the offer as set forth in this letter:

/s/ Jeremy Wensinger	May 5, 2024
Jeremy Wensinger	Date